EXHIBIT 10.01

$600,000,000

CREDIT AGREEMENT

among

XCEL ENERGY INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

THE BANK OF NEW YORK,

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH,

and

CITICORP USA, INC.,

as Documentation Agents,

BARCLAYS BANK PLC,

as Syndication Agent,

and

JPMORGAN CHASE BANK,

as Administrative Agent

Dated as of November 4, 2004

J.P. MORGAN SECURITIES INC. and BARCLAYS CAPITAL,

as Joint Lead Arrangers and Bookrunners

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2.	AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1	Revolving Commitments
2.2	Procedure for Revolving Loan Borrowing
2.3	Fees.
2.4	Termination or Reduction of Revolving Commitments
2.5	Optional Prepayments
2.6	Conversion and Continuation Options
2.7	Limitations on Eurodollar Tranches
2.8	Interest Rates and Payment Dates
2.9	Computation of Interest and Fees
2.10	Inability to Determine Interest Rate
2.11	Pro Rata Treatment and Payments
2.12	Requirements of Law
2.13	Taxes
2.14	Indemnity
2.15	Change of Lending Office
2.16	Replacement of Lenders
2.17	Extension of Revolving Termination Date

SECTION 3.	LETTERS OF CREDIT

3.1	L/C Commitment
3.2	Procedure for Issuance of Letter of Credit
3.3	Fees and Other Charges
3.4	L/C Participations
3.5	Reimbursement Obligation of the Borrower
3.6	Obligations Absolute
3.7	Letter of Credit Payments
3.8	Applications

SECTION 4.	REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition
4.2	No Change
4.3	Existence; Compliance with Law
4.4	Power; Authorization; Enforceable Obligations
4.5	No Legal Bar
4.6	Litigation

4.7	Ownership of Property; Liens
4.8	Taxes
4.9	Federal Regulations
4.10	ERISA
4.11	Investment Company Act; Other Regulations
4.12	Use of Proceeds
4.13	Accuracy of Information, etc
4.14	Solvency

SECTION 5.	CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit
5.2	Conditions to Each Extension of Credit

SECTION 6.	AFFIRMATIVE COVENANTS

6.1	Financial Statements
6.2	Certificates; Other Information
6.3	Payment of Obligations and Taxes
6.4	Maintenance of Existence; Compliance
6.5	Maintenance of Property; Insurance
6.6	Inspection of Property; Books and Records; Discussions
6.7	Notices
6.8	Environmental Laws
6.9	Ownership of Significant Subsidiaries
6.10	Scope of Buisness
6.11	Significant Subsidiaries

SECTION 7.	NEGATIVE COVENANTS

7.1	Ratio of Funded Debt to Total Capital
7.2	Liens
7.3	Fundamental Changes
7.4	Disposition of Property
7.5	Transactions with Affiliates
7.6	Swap Agreements
7.7	Clauses Restricting Subsidiary Distributions

SECTION 8.	EVENTS OF DEFAULT

SECTION 9.	THE AGENTS

9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Administrative Agent
9.5	Notice of Default
9.6	Non-Reliance on Agents and Other Lenders

9.7	Indemnification
9.8	Agent in Its Individual Capacity
9.9	Successor Administrative Agent
9.10	Documentation Agent and Syndication Agent

SECTION 10.	MISCELLANEOUS

10.1	Amendments and Waivers
10.2	Notices
10.3	No Waiver; Cumulative Remedies
10.4	Survival of Representations and Warranties
10.5	Payment of Expenses and Taxes
10.6	Successors and Assigns; Participations and Assignments
10.7	Adjustments; Set-off
10.8	Counterparts
10.9	Severability
10.10	Integration
10.11	GOVERNING LAW
10.12	Submission To Jurisdiction; Waivers
10.13	Acknowledgements
10.14	Confidentiality
10.15	WAIVERS OF JURY TRIAL
10.16	Delivery of Addenda
10.17	USA Patriot Act Notice

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Existing Letters of Credit
4.1	Financial Condition
4.2	No Change
4.6	Litigation
4.7	Ownership of Property; Liens
7.2	Existing Liens

EXHIBITS:

A	Form of Closing Certificate
B	Form of Assignment and Assumption
C	Form of Exemption Certificate
D	Form of Addendum
E-1	Form of New Lender Supplement
E-2	Form of Increased Revolving Commitment Activation Notice
F-1	Form of Extension Request
F-2	Form of Continuation Notice

CREDIT AGREEMENT (this “Agreement”), dated as of November 4, 2004, among XCEL ENERGY INC., a Minnesota corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), THE BANK OF NEW YORK, THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH and CITICORP USA, INC., as documentation agents (in such capacity, the “Documentation Agents”), BARCLAYS BANK PLC, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1           Defined Terms  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Revolving Loans the rate of interest applicable to which is based upon the ABR.

“Addendum”:  an instrument, substantially in the form of Exhibit D, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Administrative Agent”:  JPMorgan Chase Bank, together with its affiliates, as an arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  The rate per annum set forth under the relevant column heading below based on the applicable Debt Rating:

Level	Debt Rating	Commitment Fee	ABR Loans	Eurodollar Loans/ Letters of Credit
I	>A-/A3	0.10%	0%	0.50%
II	BBB+/Baa1	0.125%	0%	0.625%
III	BBB/Baa2	0.15%	0%	0.75%
IV	BBB-/Baa3	0.175%	0%	0.875%
V	<BBB-/Baa3 or unrated	0.20%	0.25%	1.25%

; provided that for each Excess Utilization Day, the Applicable Margin set forth above on such day shall be increased by 0.125% for (a) Eurodollar Loans and Letters of Credit and (b) ABR Loans if the Debt Rating on such day is in Level V.

For purposes of this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money; provided that if there is a split in Debt Ratings, then the higher* of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the lower Debt Rating shall apply. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.  If the rating system of S&P or Moody’s shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of Required Lenders), the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change.

“Application”:  an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Available Revolving Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Benefitted Lender”:  as defined in Section 10.7(a).

* It being understood and agreed, by way of example, that a Debt Rating of A- is one level higher than a Debt Rating of BBB+.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control”  (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Voting Stock representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is November 4, 2004.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commodity Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, commodities.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated September 2004 and furnished to certain Lenders.

“Continuation Notice”:  as defined in Section 2.17(a).

“Continuing Lender”:  as defined in Section 2.17(a).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating”:  as defined in the definition of “Applicable Margin.”

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Designated Significant Subsidiary”:  any Significant Subsidiary designated as such by the Borrower in accordance with Section 6.11, so long as such designation shall not have been revoked pursuant to Section 6.11.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”:  as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Eligible Assignee”:  (a) a financial institution (including, without limitation, a bank, commercial finance company or insurance company) organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as

“Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Revolving Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Revolving Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Utilization Day”:  each day on which the Total Revolving Extensions of Credit on such day exceed 50% of the Total Revolving Commitments on such day.

“Existing Credit Agreement”:  the Five-Year Credit Agreement, dated as of November 10, 2000, among the Borrower, The Bank of New York, as administrative agent, and the lenders party thereto.

“Existing Letters of Credit” means the two letters of credit set forth on Schedule 1.1B that have been issued prior to the Closing Date by The Bank of New York in an aggregate amount not to exceed $18,500,000.

“Existing Utility Subsidiary”:  means Northern States Power Company, a Minnesota corporation (“NSP-Minnesota”); Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”); Southwestern Public Service Company (“SPS”); and Public Service Company of Colorado (“PSCo”).

“Extension Request”:  as defined in Section 2.17(a).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FERC”:  the Federal Energy Regulatory Commission and any successor thereto.

“Funded Debt”:  of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 180 days unless being contested in good faith) if such purchase price is (A) due more than nine months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or a similar written instrument; (iii) all Capital Lease Obligations of such Person; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) notes payable and drafts accepted representing extensions of credit to such Person whether or not representing obligations for borrowed money (other than such notes or drafts for the purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (vi) indebtedness of such Person evidenced by bonds, notes or similar written instruments; (vii) any non-contingent obligation of such Person in respect of letters of credit and bankers’ acceptances issued for the account of such Person (other than such letters of credit, bankers’ acceptances and drafts for the purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (viii) net obligations of such Person under Swap Agreements which constitute interest rate agreements or currency agreements; (ix) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including Affiliates); (x) all Off-Balance Sheet Liabilities of such Person; and (xi) in the case of the Borrower, any amounts due under Trust Preferred Securities; provided, however, that in no event shall any calculation of Funded Debt of the Borrower include deferred taxes.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time; provided that in the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then (i) the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made and (ii) until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants (including those contained in Section 7.1), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Increased Revolving Commitment Activation Notice”:  a notice substantially in the form of Exhibit E-2.

“Increased Revolving Commitment Closing Date”:  any Business Day designated as such in an Increased Revolving Commitment Activation Notice.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables or liabilities incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all non-contingent obligations of such Person in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Revolving Loan is outstanding and the Revolving Termination Date of such Revolving Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Revolving Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Issuing Lender”:  each of JPMorgan Chase Bank, Barclays Bank PLC and Wells Fargo Bank, N.A., and, with respect to the Existing Letters of Credit and only for so long as such Existing Letters of Credit are outstanding, The Bank of New York, or any affiliate of any of the foregoing, each in its capacity as issuer of any Letter of Credit.  Any other Lender (including, for avoidance of doubt, The Bank of New York) selected by the Borrower to be an Issuing Lender shall become an Issuing Lender with the consent of the Administrative Agent and such Lender, in such capacity.

“L/C Commitment”:  $100,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  with respect to each Issuing Lender, the collective reference to all the Lenders other than such Issuing Lender.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  letters of credit issued pursuant to Section 3.1 (and including in any case the Existing Letters of Credit).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”:  this Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Material Adverse Effect”:  any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any of this Agreement or any other Loan Document or the rights and remedies of the Administrative Agent or the Lenders hereunder and thereunder.

“Material Indebtedness”:  Indebtedness (other than the Revolving Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements or Commodity Swap Agreements, of any one or more of the Borrower and its Significant Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Significant Subsidiary in respect of any Swap Agreement or any Commodity Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Significant Subsidiary would be required to pay if such Swap Agreement or Commodity Swap Agreement, as applicable, were terminated at such time.

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender”:  as defined in Section 2.1(c).

“New Lender Supplement”:  as defined in Section 2.1(c).

“Non-Excluded Taxes”:  as defined in Section 2.13(a).

“Non-Extending Lender”:  as defined in Section 2.17(a).

“Non-U.S. Lender”:  as defined in Section 2.13(d).

“Notes”:  the collective reference to any promissory note evidencing Revolving Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Off-Balance Sheet Liability”:  of a Person, (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction of such Person which is not a Capital Lease Obligation and (iii) all Synthetic Lease Obligations of such Person.  The amount of liability under a Sale and Leaseback Transaction of any Person shall be the amount that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capital Lease Obligation.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

 “Permitted Lien”:  (i) any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if payment thereof shall not at the time be required to be made in accordance with Section 6.3; (ii) any Lien on the properties and assets of a Significant Subsidiary of the Borrower securing an obligation owing to the Borrower or another Significant Subsidiary; (iii) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance, social security or retirement benefits or similar legislation; (iv) any Lien arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings, but only if no Event of Default exists in respect of such order; (v) any Lien existing on (A) any property or asset of any Person at the time such Person becomes a Subsidiary or (B) any property or asset at the time such property or asset is acquired by the Borrower or a Subsidiary, but only, in the case of either (A) or (B), if and so long as (1) such Lien was not created in contemplation of such Person becoming a Subsidiary or such property or asset being acquired, (2) such Lien is and will remain confined to the property or asset subject to it at the time such Person becomes a Subsidiary or such property or asset is acquired and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof, (3) such Lien secures only the obligation secured thereby at the time such Person becomes a Subsidiary or such property or asset is acquired and

(4) the obligation secured by such Lien is not in default; (vi) any Lien in existence on the Closing Date to the extent set forth on Schedule 7.2, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Closing Date to the extent set forth on such Schedule; (vii) any Lien securing Purchase Money Indebtedness but only if, in the case of each such Lien, (A) such Lien shall at all times be confined solely to the property or asset the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (B) such Lien attached to such property or asset within 90 days of the acquisition of such property or asset; (viii) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than Indebtedness), operating leases, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (ix) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (x) easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or any Significant Subsidiary conducted at the property subject thereto; (xi) leases and subleases of property owned or leased by the Borrower or any Significant Subsidiary not interfering with the ordinary conduct of the business of the Borrower and the Significant Subsidiaries; (xii) Liens securing obligations, neither assumed by the Borrower or any Significant Subsidiary nor on account of which the Borrower or any Significant Subsidiary customarily pays interest, upon real estate or under which any Significant Subsidiary has a right-of-way, easement, franchise or other servitude or of which any Significant Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment; (xiii) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution; (xiv) any Lien constituting a renewal, extension or replacement of a Lien constituting a Permitted Lien by virtue of clause (v), (vi) or (vii) of this definition, but only if (A) at the time such Lien is granted and immediately after giving effect thereto, no Default or Event of Default would exist, (B) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof, (C) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced and (D) the obligations secured by such Lien bear interest at a rate per annum not exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that is commercially reasonable at the time of such increase; (xv) Liens on any property of any Significant Subsidiary securing Indebtedness of such Significant Subsidiary; and (xvi) Liens not described in clauses (i) through (xv), inclusive, securing Indebtedness or other liabilities or obligations of the Borrower and/or its Significant Subsidiaries in an aggregate principal amount outstanding not to exceed 10% of the consolidated net worth of the Borrower and its Subsidiaries at the time of such incurrence.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended from time to time

“Purchase Money Indebtedness”:  Indebtedness of the Borrower that is incurred to finance part or all of (but not more than) the purchase price of a tangible asset; provided that (i) neither the Borrower nor any Subsidiary had at any time prior to such purchase any interest in such asset other than a security interest or an interest as lessee under an operating lease and (ii) such Indebtedness is incurred within 90 days after such purchase.

“Refinancing”:  as defined in Section 5.1(b).

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer or treasurer of the Borrower.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Revolving Commitments is $600,000,000.

“Revolving Commitment Period”:  as to any Lender, the period from and including the Closing Date to the Revolving Termination Date applicable thereto.

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Loans”:  as defined in Section 2.1(a).

“Revolving Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”:  November 4, 2009; provided that with respect to Continuing Lenders only the Revolving Termination Date may be extended to November 4, 2010 pursuant to Section 2.17.

“Sale and Leaseback Transaction”:  any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

“S&P”:  Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc. or any successor thereto.

“SEC”:  the Securities and Exchange Commission and any successor thereto.

“Significant Subsidiary”:  (a) each Existing Utility Subsidiary, (b) any other current or subsequently acquired Subsidiary the total assets of which equal or exceed 15% of the consolidated total assets of the Borrower and its Subsidiaries and (c) any Designated Significant Subsidiary.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currencies, equity or debt instruments or securities, including indices relating thereto, or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Synthetic Lease Obligation”:  the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).  The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capital Lease Obligation.

“Syndication Agent”:  as defined in the preamble hereto.

“Total Capital”:  the sum of (A) stockholder’s equity, which is the sum of common stock, premium on common stock, retained earnings and preferred stock, but which excludes Trust Preferred Securities to the extent included in Funded Debt and (B) Funded Debt, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Trust Indenture Act”:  the Trust Indenture Act of 1939, as amended.

“Trust Preferred Securities”:  any preferred securities issued by a Trust Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

(i)                                     such Trust Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower in exchange for subordinated debt issued by the Borrower or such wholly-owned direct or indirect Subsidiary, respectively;

(ii)                                  such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on the subordinated debt; and

(iii)                               the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower (as the case may be) makes periodic interest payments on the subordinated debt, which interest payments are in turn used by the Trust Preferred Securities Subsidiary to make corresponding payments to the holders of such preferred securities.

“Trust Preferred Securities Subsidiary”:  any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more Wholly Owned Subsidiaries of the Borrower) at all times by the Borrower, (ii) that has been formed for the purpose of issuing Trust Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower (as the case may be) and payments made from time to time on such subordinated debt.

“Type”:  as to any Revolving Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Voting Stock”:  Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1           Revolving Commitments. (a).  (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

(b) At any time prior to the fourth anniversary of the Closing Date, the Borrower and any one or more Lenders (including New Lenders) may agree that such Lender(s) shall make, obtain or increase the amount of their Revolving Commitments by executing and delivering to the Administrative Agent an Increased Revolving Commitment Activation Notice specifying the amount of such increase and the applicable Increased Revolving Commitment Closing Date (which may be no later than the fourth anniversary of the Closing Date).  Notwithstanding the foregoing, (i) the aggregate amount of incremental Revolving Commitments obtained pursuant to this Section 2.1(b) shall not exceed $100,000,000, (ii) incremental Revolving Commitments may not be made, obtained or increased after the occurrence and during the continuation of a Default or Event of Default, including after giving effect to the incremental Revolving Commitments in question, (iii) the increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (iv) no more than one Increased Revolving Commitment Closing Date may be selected by the Borrower during the term of this Agreement.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(c) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with an increase described in Section 2.1(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(d) On each Increased Revolving Commitment Closing Date on which there are Revolving Loans outstanding, the New Lender(s) and/or Lender(s) that have increased their Revolving Commitments shall make Revolving Loans, the proceeds of which will be used to prepay the Revolving Loans of other Lenders, so that, after giving effect thereto, the resulting Revolving Loans outstanding are allocated among the Lenders in accordance with Section 2.11(a) based on the respective Revolving Percentages of the Lenders after giving effect to such Increased Revolving Commitment Closing Date.

(e) The Borrower shall repay the outstanding Revolving Loans of each Lender on the Revolving Termination Date applicable to such Lender.

2.2           Procedure for Revolving Loan Borrowing.   The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans (or, with respect to any Eurodollar Loans to be made on the Closing Date, such shorter time period as may be agreed by the Administrative Agent) or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3           Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period applicable thereto, computed at the Applicable Margin on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date.

(b)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4           Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.  Following an Extension Request pursuant to Section 2.17, the Borrower may terminate the Revolving Commitments of the Non-Extending Lenders; provided that the Borrower shall prepay the Revolving Loans of such Non-Extending Lenders on the effective date of such termination, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder to such Non-Extending Lenders.

2.5           Optional Prepayments.  The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the prepayment date, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.6           Conversion and Continuation Options.  (a)   The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Revolving Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

2.7           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.8           Interest Rates and Payment Dates.  (a)   Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  (i) If all or a portion of the principal amount of any Revolving Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Revolving Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Revolving Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Revolving Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.9           Computation of Interest and Fees.  (a)   Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Revolving Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.10         Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders that:

(a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, then (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Revolving Loans to Eurodollar Loans.

2.11         Pro Rata Treatment and Payments.  (a)   Except as otherwise expressly provided herein, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b)  Except as otherwise expressly provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12         Requirements of Law.  (a)   If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except, in each case, for Non-

Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay such Lender, reasonably promptly after its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, setting forth in reasonable detail the calculations upon which such Lender determined such amounts.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the calculations upon which such Lender determined such amounts, the Borrower shall pay to such Lender reasonably promptly after such submission such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if within such six-month period circumstances occur that give rise to such claim having a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.13                           Taxes.  (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive such additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, so long as such additional amounts payable by the Borrower are not increased thereby.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment as is reasonably satisfactory to the Administrative Agent.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Non-Excluded Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)   Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all associated out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.14                           Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.15                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16                           Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a), (b) defaults in its obligation to make Revolving Loans hereunder or (c) is a Non-Extending Lender, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of clause (a) above, prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.17                           Extension of Revolving Termination Date.  (a) The Borrower may, by written notice to the Administrative Agent in the form of Exhibit F-1 (the “Extension Request”) given no earlier than the first anniversary of the Closing Date but no later than 45 days prior to the then applicable Revolving Termination Date, request that the then applicable Revolving Termination Date be extended to the date that is one calendar year after the then applicable Revolving Termination Date.  Such extension shall be effective with respect to each Lender that, by a written notice in the form of Exhibit F-2 (a “Continuation Notice”) to the Administrative Agent given no later than 20 days prior to the then applicable Revolving Termination Date, consents, in its sole discretion, to such extension (each Lender giving a Continuation Notice being referred to herein as a “Continuing Lender” and each Lender other than a Continuing Lender being referred to herein as a “Non-Extending Lender”), provided that (i) such extension shall be effective only if the aggregate Revolving Commitments of the Continuing Lenders constitute at least 66-2/3% of the Total Revolving Commitments on the date of the Extension Request, (ii) any Lender that fails to submit a Continuation Notice at least 20 days prior to the then applicable Revolving Termination Date shall be deemed not to have consented to such extension and shall constitute a Non-Extending Lender and (iii) the Borrower may give only one Extension Request during the term of this Agreement.  No Lender shall have any obligation to consent to any extension of the Revolving Termination Date.  The Administrative Agent shall notify each Lender of the receipt of an Extension Request promptly after receipt thereof.  The Administrative Agent shall notify the Borrower and the Lenders no later than 15 days prior to the then applicable Revolving Termination Date whether the Administrative Agent has received Continuation Notices from Lenders holding Revolving Commitments aggregating at least 66-2/3% of the Total Revolving Commitments on the date of the Extension Request.

(b) The Revolving Commitment of each Non-Extending Lender shall terminate at the close of business on the Revolving Termination Date in effect prior to the delivery of such Extension Request without giving any effect to such proposed extension.  In accordance with Section 2.1(e), on such

Revolving Termination Date, the Borrower shall pay to the Administrative Agent, for the account of each Non-Extending Lender, an amount equal to such Non-Extending Lender’s Revolving Loans, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder to such Non-Extending Lender.  If, however, on or before the date which is 10 days prior to the Revolving Termination Date in effect prior to the delivery of an Extension Request pursuant to this Section 2.17, the Borrower obtains a replacement Lender pursuant to Section 2.16 for any such Non-Extending Lender and such replacement Lender agrees to the extension of the Revolving Termination Date pursuant to this Section 2.17, then such replacement Lender shall for all purposes of this Section 2.17 and this Agreement be deemed to be a Continuing Lender, and the Revolving Loans of such Lender shall not be due and payable pursuant to this Section 2.17(b).

SECTION 3.  LETTERS OF CREDIT

3.1                                 L/C Commitment.  (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, (i) after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment or (B) the aggregate amount of the Available Revolving Commitments would be less than zero or (ii) such Issuing Lender shall have received written notice from the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.2 shall not have been satisfied.  On the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for the account of the Borrower.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (as it may be extended), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)  No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                                 Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address set forth in its Issuing Lender Agreement an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3                                 Fees and Other Charges.  (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee for each Letter of Credit requested by the Borrower in such amount and at such times as may be set forth in a separate letter agreement between the Borrower and such Issuing Lender (each, an “Issuing Lender Agreement”), which shall contain such Issuing Lender’s address for notices..

(b)   In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4                                 L/C Participations.  (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b)  If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to an Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with

Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5                                 Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the applicable Issuing Lender at its address set forth in its Issuing Lender Agreement in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.8(b) and (y) thereafter, Section 2.8(c).

3.6                                 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that, absent gross negligence or willful misconduct of such Issuing Lender, such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower; provided that the Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent caused by (i) the gross negligence or willful misconduct of such Issuing Lender in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) such Issuing Lender’s willful failure or gross negligence in failing to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

3.7                                 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the applicable Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                                 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1                                 Financial Condition.  The audited consolidated balance sheet of the Borrower as at December 31, 2003, and the related consolidated statement of income and of cash flows for the fiscal year then ended, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of the Borrower as at June 30, 2004, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Except as set forth on Schedule 4.1, neither the Borrower nor any Significant Subsidiary has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2                                 No Change.  Except as set forth on Schedule 4.2, since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.  Since the Closing Date, there has been no adverse change in the financial effect of the matters set forth on Schedule 4.2 on the Borrower or its Significant Subsidiaries from that disclosed in or contemplated by Schedule 4.2 that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                                 Existence; Compliance with Law.  The Borrower and each Significant Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its material properties, to lease the material properties it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder.  The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) any extension of credit hereunder when made (except for consents, authorizations, filings, notices or other acts required with respect to such extension of credit that have been obtained or made and are in full force and effect at the time of such extension of credit) or (b) the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents.  Each Loan Document has been duly executed and delivered on behalf of the Borrower.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate any (i) Requirement of Law or (ii) Contractual Obligation of the Borrower or any Significant Subsidiary (except in the case of this clause (a) to the extent any such violations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect) and (b) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

4.6                                 Litigation.  Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Significant Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.  Since the Closing Date, there has been no adverse change in the financial effect of the matters set forth on Schedule 4.6 on the Borrower or its Significant Subsidiaries from that disclosed in or contemplated by Schedule 4.6 that has had or could reasonably be expected to have a Material Adverse Effect.

4.7                                 Ownership of Property; Liens.  Except (i) for assets disposed of in the ordinary course of business since June 30, 2004 and (ii) as set forth on Schedule 4.7, on the Closing Date the Borrower and its Significant Subsidiaries have good title, free of all Liens other than Permitted Liens, to all of the material assets reflected in the Borrower’s consolidated balance sheet as of June 30, 2004 as owned by the Borrower and/or its Significant Subsidiaries.

4.8                                 Taxes.  Each of the Borrower and each Significant Subsidiary has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) those that are not in the aggregate material and (ii) any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Significant Subsidiary).

4.9                                 Federal Regulations.  No part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.10                           ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), as applicable, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien on the assets of the Borrower or any Significant Subsidiary in favor of the PBGC or a Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date for which a valuation report is available prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; and (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and, to the knowledge of the Borrower or any Commonly Controlled Entity, neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  Neither the Borrower nor any Commonly Controlled Entity has knowledge that any such Multiemployer Plan is in Reorganization or Insolvent.

4.11                           Investment Company Act; Other Regulations.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board and PUHCA) that limits its ability to incur Indebtedness.

4.12                           Use of Proceeds.  The proceeds of the Revolving Loans and the Letters of Credit shall be used to effect the Refinancing, to pay fees and expenses incurred in connection therewith and for general corporate purposes (including commercial paper support).

4.13                           Accuracy of Information, etc.  The information, taken as a whole, contained in this Agreement, the other Loan Documents, the Confidential Information Memorandum or the other documents, certificates or statements furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, did not contain as of the date such information was so furnished (or, in the case of the Confidential Information Memorandum, together with all other information so furnished to the Lenders prior to the Closing Date, as of the date of this Agreement), any untrue statement of a material fact or omit to state a material fact necessary to make the information contained herein or therein not misleading in light of the circumstances under which such information was furnished.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.14                           Solvency.  The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

SECTION 5.  CONDITIONS PRECEDENT

5.1                                 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)  Credit Agreement.  The Administrative Agent shall have received this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.

(b)  Termination of Existing Credit Facility.  The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated, all commitments thereunder shall have been terminated and all amounts owing thereunder shall have been paid in full (the “Refinancing”).

(c)  Financial Statements.  The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2001, 2002 and 2003 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d)  Projections.  The Lenders shall have received satisfactory projections, on an annual basis, of the Borrower and its Subsidiaries through 2009.

(e)  Approvals.  All governmental and third party approvals, if any, required as of the Closing Date in connection with the Refinancing and the transactions contemplated hereby shall have been obtained on satisfactory terms and shall be in full force and effect.

(f)  Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(g)  Closing Certificate; Certified Articles of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments, including the articles of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(h)  Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)  the legal opinion of Jones Day, special New York counsel to the Borrower; and

(ii)  the legal opinion of Gary R. Johnson, general counsel of the Borrower.

Each such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)  Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date; provided, however, that the representations contained in Sections 4.2 and 4.6 need not be true and correct with respect to the making of any extension of credit the sole purpose of which is to repay commercial paper of the Borrower that is then due and payable.

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)  Other Documents.  In the case of any extension of credit made on an Increased Revolving Commitment Closing Date, the Administrative Agent shall have received such customary documents and information as it may reasonably request.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

6.1                                 Financial Statements.  The Borrower shall furnish to the Administrative Agent (which shall in turn furnish to the Lenders):

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b)  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2                                 Certificates; Other Information.  The Borrower shall furnish to the Administrative Agent (which shall in turn furnish to the Lenders, or, in the case of clause (c), to the relevant Lender):

(a)  concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, during such period the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a compliance certificate containing all information and calculations necessary for determining compliance by the Borrower with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)  within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all reports on Forms 10-K, 10-Q and 8-K that the Borrower files with the SEC; and

(c)  promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

6.3                                 Payment of Obligations and Taxes.  The Borrower shall and shall cause each of its Significant Subsidiaries to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations (including, without limitation, obligations with respect to taxes) of whatever nature which, if unpaid, undischarged or otherwise unsatisfied are or might become a Lien or other charge upon any properties of the Borrower or any Significant Subsidiary, except that neither the Borrower nor any Subsidiary shall be required to pay, discharge or otherwise satisfy any such obligation (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay, discharge or otherwise satisfy such obligation could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.4                                 Maintenance of Existence; Compliance.  The Borrower shall and shall cause each of its Significant Subsidiaries:

(a) to preserve, renew and keep in full force and effect its organizational existence, except as otherwise permitted by Section 7.3;

(b) to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except (i) as otherwise permitted by Section 7.3 and (ii) to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) to comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.  The Borrower shall and shall cause each of its Significant Subsidiaries to (a) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts (subject to deductibles and self-retention limits) and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6                                 Inspection of Property; Books and Records; Discussions.  The Borrower shall and shall cause each of its Significant Subsidiaries to (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) from time to time during normal business hours and on reasonable prior notice, permit representatives of any Lender to visit and inspect any of its properties (subject to such physical security requirements as the Borrower or the applicable Significant Subsidiary may require) and examine and make abstracts from any of its books and records (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into for the purpose of evading the requirements of this Section 6.6), at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and the Significant Subsidiaries with officers and employees of the Borrower and the Significant Subsidiaries and with their independent certified public accountants.

6.7                                 Notices.  Promptly after any officer of the Borrower with responsibility for the matter in question becomes aware thereof, the Borrower shall give notice to the Administrative Agent (which shall in turn furnish such notice to the Lenders) of:

(a)  the occurrence of any Default or Event of Default;

(b)  any (i) default or event of default under any Contractual Obligation of the Borrower or any Significant Subsidiary or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any Significant Subsidiary, on the one hand, and any Governmental Authority, on the other hand, that in either case, if not cured could reasonably be expected to have a Material Adverse Effect;

(c)  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, which in any case could reasonably be expected to have a Material Adverse Effect; and

(d)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or such Significant Subsidiary proposes to take with respect thereto.

6.8                                 Environmental Laws. The Borrower shall and shall cause each of its Significant Subsidiaries to:

(a) except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b) except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9                                 Ownership of Significant Subsidiaries. The Borrower shall at all times (a) directly own, beneficially and of record, 100% of each class of issued and outstanding common stock of each Existing Utility Subsidiary and (b) except as permitted by Section 6.11 or 7.3, directly or indirectly own, beneficially and of record, 100% of each class of issued and outstanding common stock of each other Significant Subsidiary.

6.10                           Scope of Business.  The Borrower shall, and shall cause each Significant Subsidiary to, engage only in energy-related businesses, functionally related businesses (as interpreted under PUHCA) or such other businesses as may be permitted pursuant to an order issued by the SEC pursuant to PUHCA.

6.11                           Significant Subsidiaries.  So long as no Default or Event of Default then exists or arises as a result thereof, the Borrower may from time to time by written notice delivered to the Administrative Agent:

(a) designate any Subsidiary as a Significant Subsidiary; and

(b) with respect to any Designated Significant Subsidiary, revoke its designation as a Significant Subsidiary; provided that the assets of such Designated Significant Subsidiary could have been disposed of pursuant to the provisions of Section 7.4 if such transaction were treated as a Disposition of the assets of such Designated Significant Subsidiary.

SECTION 7.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

7.1                                 Ratio of Funded Debt to Total Capital.  The Borrower shall not permit the ratio of Funded Debt of the Borrower and its Subsidiaries on a consolidated basis to Total Capital as at the last day of any fiscal quarter of the Borrower to exceed 0.65 to 1.00.

7.2                                 Liens.  The Borrower shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for Permitted Liens.

7.3                                 Fundamental Changes.  The Borrower shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, merge or consolidate with any Person, except that, if after giving effect thereto no Default or Event of Default would exist, this Section 7.3 shall not apply to (a) any merger or consolidation of the Borrower with any one or more Persons so long as (i) the successor entity (if other than the Borrower) assumes, in form reasonably satisfactory to the Administrative Agent, all of the obligations of the Borrower under this Agreement and (ii) the successor (whether or not the Borrower) has a debt rating issued (and confirmed after giving effect to such merger or consolidation) by S&P and Moody’s of at least BBB- and Baa3, in each case with a stable outlook, (b) any merger or consolidation of a Significant Subsidiary with another Subsidiary, provided that the continuing Person shall be a Significant Subsidiary, and (c) any merger or consolidation of a Significant Subsidiary (other than an Existing Utility Subsidiary) with another Person if after giving effect thereto the survivor is no longer a Significant Subsidiary and the assets of such Significant Subsidiary could have been Disposed of pursuant to the provisions of Section 7.4 if such transaction were treated as a Disposition of the assets of such Significant Subsidiary.

7.4                                 Disposition of Property.  The Borrower shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, Dispose of any of its property, whether now owned or hereafter acquired, except:

(a)  any Disposition of any asset or any interest therein in the ordinary course of business;

(b)  any Disposition of any obsolete or retired property not used or useful in its business;

(c)  any Disposition of any asset or any interest therein to the Borrower or a Significant Subsidiary;

(d)  Dispositions of assets to the extent that the net proceeds thereof are invested or re-invested, or held as cash or cash equivalents for reinvestment, in each case in other energy-related assets of the Borrower or any Significant Subsidiary;

(e)  the transfer of operational control of transmission assets by the Borrower or any Significant Subsidiary to a regional transmission organization, independent system operator or independent transmission company approved by or required by the FERC pursuant to a FERC order; and

(f)  any Disposition of any asset or any interest therein the book value of which, together with the book value of any other assets and interests therein Disposed of by the Borrower and the Significant Subsidiaries during the twelve-month period ending with the month during which such Disposition occurs, other than Dispositions to which this Section 7.4 does not otherwise apply by virtue of clauses (a), (b), (c), (d) or (e) hereof, represents less than 10% of the consolidated total assets of the Borrower and its Subsidiaries, as reflected on the financial statements most recently delivered pursuant to Section 6.1(a) or (b) prior to such Disposition, provided that the book value of all assets and interests Disposed of before the Revolving Termination Date pursuant to this clause (f) shall not exceed 30% of the consolidated total assets of the Borrower and its Subsidiaries, as reflected on the financial statements most recently delivered pursuant to Section 6.1(a) or (b) prior to such Disposition.

7.5                                 Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, enter into any transaction with any Affiliate (other than the Borrower or any Significant Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to the Borrower or such Significant Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that this Section 7.5 shall not prohibit (a) any transaction subject to the jurisdiction of the FERC, the SEC or any applicable state regulatory commission or (b) any allocation of taxes, tax benefits and tax credits required by PUHCA.

7.6                                 Swap Agreements.  The Borrower shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Significant Subsidiary has actual exposure or in respect of an anticipated transaction and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Significant Subsidiary.

7.7                                 Clauses Restricting Subsidiary Distributions.  The Borrower shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective (including by way of amendment, supplement or other modification of an agreement existing on the Closing Date) any consensual encumbrance or restriction on the ability of any Significant Subsidiary of the Borrower to make payments, directly or indirectly, to its shareholders by way of dividends, repayment of loans or intercompany charges, or other returns on investments that is more restrictive than any such encumbrance or restriction applicable to such Significant Subsidiary on the Closing Date; provided that this Section 7.7 shall not apply to (a) limitations or restrictions imposed by law or in regulatory proceedings or (b) financial covenants contained in any agreement or indenture requiring compliance with financial tests or ratios, so long as such financial covenants could not reasonably be expected to impair the Borrower’s ability to repay the Obligations as and when due.

SECTION 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)  the Borrower shall default in the observance or performance of any agreement contained in Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)  the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs

(a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)  (i) the Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Significant Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan subject to Section 412 of the Code or Section 302 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, any Commonly Controlled Entity shall, or is reasonably likely to, incur any unpaid liability or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)  one or more judgments or decrees shall be entered against the Borrower or any Significant Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)  a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit.  During the continuance of an Event of Default, the Administrative Agent may, or upon the request of the Required Lenders shall, apply any Excess Balance (as defined below) to repay the Obligations.  If all Obligations (other than L/C Obligations in respect of undrawn Letters of Credit) have been paid in full or if no Event of Default is then continuing, the Excess Balance shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  For purposes hereof, “Excess Balance” means the amount by which the balance in the cash collateral account exceeds the undrawn and unexpired amount of the Letters of Credit.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.  THE AGENTS

9.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2                                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

9.4                                 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.

9.5                                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7                                 Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

9.8                                 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent.  With respect to its Revolving Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9                                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders that would qualify as an Eligible Assignee a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section

8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10                           Documentation Agents and Syndication Agent.  Neither any Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.  MISCELLANEOUS

10.1                           Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) except as set forth in Section 2.17, forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.11(a) or Section 2.11(b) without the written consent of each Lender directly affected thereby, (v) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (vi) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender.  Notwithstanding anything contained herein to the contrary, the affirmative vote of Lenders holding at least 66-2/3% of the Total Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding) shall be required to amend, modify or waive any provision of Section 2.17.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Revolving Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver, except to the extent expressly provided therein, shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic transmission or telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	800 Nicollet Mall, Suite 2900
Minneapolis, MN 55402-2023
Attention:
Telecopy:
Telephone:

Administrative Agent:	c/o Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: Jamie Garcia
Telecopy: 713-427-6307
Telephone: 713-750-2377

with a copy to:	JPMorgan Chase Bank
270 Park Avenue, 4th Floor
New York, NY 10017
Attention: Peter Ling
Telecopy: 212-270-0213
Telephone: 212-270-4676

and, if regarding Letters of Credit, with a copy to:	JPMorgan Chase LOC Tampa
10420 Highland Mn Dr
Block 2, Floor 4
Tampa, FL 33610
Attention: James Alonzo
Telecopy: 813-432-5161
Telephone: 813-432-6339

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Unless and until the Administrative Agent is notified in writing by the Borrower to the contrary, the Borrower hereby authorizes the Administrative Agent to rely on any notices in respect of the making, extension, conversion or continuation of Revolving Loans and the Types of Revolving Loans and the Interest Periods applicable to Eurodollar Loans given by any Responsible Officer or any designee of a Responsible Officer of which the Administrative Agent is notified in writing.  Notices by the Borrower in respect of the making, extension, conversion or continuation of Revolving Loans and the Types of Revolving Loans and the Interest Periods applicable to Eurodollar Loans may be given telephonically, and the Borrower agrees that the Administrative Agent may rely on any such notices made by any person or persons which the Administrative Agent in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of any telephonic notice, if such confirmation is requested by the Administrative Agent.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Information required to be delivered pursuant to Sections 6.1 and 6.2(b) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm, on the Borrower’s IntraLinks site at intralinks.com or at another website identified in such notice and accessible by the Lenders without charge.

10.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

10.5                           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of their properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent that such claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses have resulted from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

10.6                           Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more financial institutions or other entities (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender or an Eligible Assignee or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent and each Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Revolving Loans, the amount of the Revolving Commitments or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower, the Administrative Agent and each Issuing Lender otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.5 in respect of the period that it was a Lender).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this

Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of such Lender pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  In addition, any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations to a Federal Reserve Bank.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7         Adjustments; Set-off. (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Revolving Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency or Affiliate thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements.  The Borrower hereby acknowledges that:

(a)               it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)              neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)               no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14       Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all information provided to it by or on behalf of the Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement and to use such information solely in connection with evaluating, administering, structuring and/or approving the credit facility contemplated hereby; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, solely for the purpose of evaluating, administering, structuring and/or approving the credit facility contemplated hereby, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, solely for the purpose of evaluating, administering, structuring and/or approving the credit facility contemplated hereby, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15       WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16       Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

10.17       USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.18       Existing Credit Agreement.  The Borrower, The Bank of New York, as administrative agent and issuing bank, and the Banks (as defined in the Existing Credit Agreement) party to the Existing Credit Agreement comprising the “Required Banks” as defined therein, hereby agree that

(i) the commitments and all other obligations of the Banks under the Existing Credit Agreement shall terminate in their entirety immediately and automatically upon the effectiveness of this Agreement, without further action by any party to the Existing Credit Agreement, (ii) all accrued fees under the Existing Credit Agreement shall be due and payable at such time and (iii) subject to the funding loss indemnities in the Existing Credit Agreement, the Borrower may prepay any and all loans outstanding thereunder on the date of effectiveness of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

XCEL ENERGY INC.

By:		/s/ George E. Tyson, II
	Name:	George E. Tyson, II
	Title:	Vice President & Treasurer

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By:	/s/ Peter M. Ling
	Name:	Peter M. Ling
	Title:	Managing Director

BARCLAYS BANK PLC, as Syndication Agent and as a Lender

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

THE BANK OF NEW YORK, as Documentation Agent and as a Lender

By:	/s/ Cynthia D. Howells
	Name:	Cynthia D. Howells
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as Documentation Agent and as a Lender

By:	/s/ Patrick McCue
	Name:	Patrick McCue
	Title:	Vice President & Manager

CITICORP USA, INC., as Documentation Agent and as a Lender

By:	/s/ Dhaya Ranganathan
	Name:	Dhaya Ranganathan
	Title:	Director

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Wells Fargo Bank, National Association

(Name of Lender)

By:	/s/ Scott Bjelde
Name: Scott Bjelde
Title: Senior Vice President

By:	/s/ Jennifer Barrett
Name: Jennifer Barrett
Title: VP & Loan Team Manager

Dated as of November 2, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Harris Nesbitt Financing, Inc.

By:	/s/ Cahal B. Carmody
Name: Cahal B. Carmody
Title: Vice President

Dated as of November 2, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

BNP Paribas

By:	/s/ Mark A. Renaud
Name: Mark A. Renaud
Title: Managing Director

By:	/s/ Francis J. DeLaney
Name: Francis J. DeLaney
Title: Managing Director

Dated as of November 3, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Commerzbank AG, New York and Grand Cayman Branches

By:	/s/ Andrew Campbell
Name: Andrew Campbell
Title: Senior Vice President

By:	/s/ Andrew Kjoller
Name: Andrew Kjoller
Title: Vice President

Dated as of November 4, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Credit Suisse First Boston, Acting Through Its Cayman Islands Branch

By:	/s/ Sarah Wu
Name: Sarah Wu
Title: Vice President

By:	/s/ Denise Alvarez
Name: Denise Alvarez
Title: Associate

Dated as of November 4, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

William Street Commitment Corporation (Recourse only to assets of William Street Commitment Corp)

By:	/s/ Jennifer M. Hill
Name: Jennifer M. Hill
Title: Chief Financial Officer

Dated as of November 3, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Keybank National Association

By:	/s/ Keven D. Smith
Name: Keven D. Smith
Title: Vice President

Dated as of November 4, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Mizuho Corporate Bank, Ltd.

By:	/s/ Mark Gronich
Name: Mark Gronich
Title: Senior Vice President

Dated as of November 4, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Bank of Nova Scotia

By:	/s/ Thane Rattew
Name: Thane Rattew
Title: Director

Dated as of November 2, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Sumitomo Mitsui Banking Corporation

By:	/s/ Takashi Shimahara
Name: Takashi Shimahara
Title: Joint General Manager

Dated as of November 3, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

UBS Loan Finance LLC

By:	/s/ Joselin Fernendes
Name: Joselin Fernendes
Title: Associate Director Banking Products Services, US

By:	/s/ Winslowe Ogbourne
Name: Winslowe Ogbourne
Title: Associate Director Banking Products Services, US

Dated as of November 2, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Morgan Stanley Bank

By:	/s/ Daniel Twenge
Name: Daniel Twenge
Title: Vice President

Dated as of November 3, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

U.S. Bank National Association

By:	/s/ Christine Geer
Name: Christine Geer
Title: Assistant Vice President

Dated as of November 3, 2004

ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Amarillo National Bank

By:	/s/ Craig L. Sanders
Name: Craig L. Sanders
Title: Executive Vice President

Dated as of November 2, 2004

SCHEDULE 1.1A

REVOLVING COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank	$55,000,000
Barclays Bank PLC	$55,000,000
The Bank of New York	$40,000,000
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	$40,000,000
Citicorp USA, Inc.	$40,000,000
Wells Fargo Bank, National Association	$35,000,000
Harris Nesbitt Financing, Inc.	$30,000,000
BNP Paribas	$30,000,000
Commerzbank AB, New York Branch	$30,000,000
Credit Suisse First Boston	$30,000,000
William Street Commitment Corporation	$30,000,000
KeyBank National Association	$30,000,000
Mizuho Corporate Bank, Ltd.	$30,000,000
Bank of Nova Scotia – New York Agency	$30,000,000
Sumitomo Mitsui Banking Corporation	$30,000,000
UBS Loan Finance LLC	$30,000,000
Morgan Stanley Bank	$20,000,000
U.S. Bank National Association	$10,000,000
Amarillo National Bank	$5,000,000
TOTAL	$600,000,000.00

SCHEDULE 1.1B

EXISTING LETTERS OF CREDIT

1.                           Letter of Credit No. S00048997

•                  Face Amount:  $17,800,000.00

•                  Issued by:  Bank of New York

•                  Beneficiary:  Bank of N.T. Butterfield and Sons Ltd.

•                  Expiration:  December 14, 2004, with automatic renewal

2.                           Letter of Credit No. S00042929

•                  Face Amount:  $674,604.52

•                  Issued by:  Bank of New York

•                  Beneficiary:  Bank of America, N.A. as Administrative Agent

•                  Expiration:  March 25, 2005, with automatic renewal

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SCHEDULE 4.1

FINANCIAL CONDITION

In addition to the matters disclosed in (i) the Consolidated Financial Statements in the Borrower’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003 and the Notes thereto and (ii) the Consolidated Financial Statements in the Borrower’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004 and the Notes thereto, the Borrower and its Significant Subsidiaries have the following material Guarantee Obligations, contingent liabilities, liabilities for taxes, long-term leases, forward or long-term commitments, including interest rate or foreign currency swaps and exchange transactions, and obligations in respect of derivatives:

1.  Disclosure in Management’s Discussion and Analysis of Borrower’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004 — Those liabilities for forward or long-term commitments, including interest rate or foreign currency swaps and exchange transactions, and obligations in respect of derivatives described in “Management’s Discussion and Analysis” under the headings “Financial Market Risks”, “Energy Trading and Hedging Activities” and “Interest Rate Risk” in the Borrower’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004.

2.  Derivative Valuation and Financial Impacts — Xcel Energy records all derivative instruments on the balance sheet at fair value unless exempted as a normal purchase or sale. Changes in non-exempt derivative instrument’s fair value are recognized currently in earnings unless the derivative has been designated in a qualifying hedging relationship. The application of hedge accounting allows a derivative instrument’s gains and losses to offset related results of the hedged item in the statement of operations, to the extent effective. SFAS No. 133 – “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended, requires that the hedging relationship be highly effective and that a company formally designate a hedging relationship to apply hedge accounting.

The impact of the components of hedges on Xcel Energy’s Other Comprehensive Income, included in the Consolidated Statements of Stockholders’ Equity, are detailed in the following tables:

	Three months ended Sept. 30,
(Millions of Dollars)	2004	2003
Accumulated other comprehensive income (loss) related to cash flow hedges at June 30	$18.1	$(38.5)
After-tax net unrealized gains (losses) related to derivatives accounted for as hedges	(11.2)	60.4
After-tax net realized gains on derivative transactions reclassified into earnings	(4.6)	(12.6)
Accumulated other comprehensive income (loss) related to cash flow hedges at Sept. 30	$2.3	$9.3

	Nine months ended Sept. 30,
(Millions of Dollars)	2004	2003
Accumulated other comprehensive income related to cash flow hedges at Jan. 1	$8.1	$22.1
After-tax net unrealized gains related to derivatives accounted for as hedges	2.6	87.9
After-tax net realized gains on derivative transactions reclassified into earnings	(8.4)	(100.7)
Accumulated other comprehensive income (loss) related to cash flow hedges at Sept. 30	$2.3	$9.3

Xcel Energy records the fair value of its derivative instruments in its Consolidated Balance Sheet as a separate line item identified as Derivative Instruments Valuation for assets and liabilities, as well as current and noncurrent.

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3.  Cash Flow Hedges — Xcel Energy and its subsidiaries enter into various instruments that effectively fix the interest payments on certain floating rate debt obligations or effectively fix the yield or price on a specified benchmark interest rate for a specific period. These derivative instruments are designated as cash flow hedges for accounting purposes, and the change in the fair value of these instruments is recorded as a component of Other Comprehensive Income. Xcel Energy expects to recognize in earnings during the next 12 months net gains from Other Comprehensive Income related to interest rate cash flow hedge contracts of approximately $0.2 million.

4.  Financial Market Risks — Xcel Energy and its subsidiaries use a value-at-risk (VaR) model to assess the market risk of their fixed price purchase and sales commitments, physical forward contracts and commodity derivative instruments.  The VaR is calculated using a three day holding period for both electricity and natural gas.  Previously, Xcel Energy calculated VaR using a holding period of five days for electricity and three days for natural gas.  However, the methodology was changed to ensure consistency in risk measurement across both commodities.  Xcel Energy’s revised holding periods remain consistent with current industry practice.  VaR using the previous and current methodology for the three months ended Sept. 30, 2004, is as follows:

Current Methodology

(Millions of Dollars)	Period Ended Sept. 30, 2004	Change from Period Ended June 30, 2004	VaR Limit	Average	High	Low
Electric Commodity Trading (1)	$1.29	$0.35	$5.0	$1.03	$1.72	$0.41

Previous Methodology

(Millions of Dollars)	Period Ended Sept. 30, 2004	Change from Period Ended June 30, 2004	VaR Limit	Average	High	Low
Electric Commodity Trading (1)	$1.66	$0.45	$6.0	$1.34	$2.22	$0.53

(1)       Comprises transactions for both NSP-Minnesota and PSCo.

5.  Energy Trading and Hedging Activities — Xcel Energy and its subsidiaries engage in energy trading activities that are accounted for in accordance with SFAS No. 133, as amended. Xcel Energy and its subsidiaries make wholesale purchases and sales of electricity, natural gas and related energy products in order to optimize the value of their electric generating facilities and retail supply contracts. Xcel Energy also engages in a limited number of wholesale commodity transactions. Xcel Energy utilizes forward contracts for the purchase and sale of electricity and capacity, over-the-counter swap contracts, exchange-traded natural gas futures and options, transmission contracts, natural gas transportation contracts and other physical and financial contracts.

For the period ended Sept. 30, 2004, these contracts, with the exception of transmission and natural gas transportation contracts and contracts qualifying for a normal purchase or normal sale scope exception, which meet the definition of a derivative in accordance with SFAS No. 133 were marked to market. Changes in fair value of energy trading contracts that do not qualify for hedge accounting treatment are recorded in income in the reporting period in which they occur.

The changes to the fair value of the energy trading contracts for the nine months ended Sept. 30, 2004 and 2003 were as follows:

	Nine months ended Sept. 30,
(Millions of Dollars)	2004	2003
Fair value of contracts outstanding at Jan. 1	$4.2	$(0.1)
Contracts realized or otherwise settled during the period	(18.4)	(5.5)
Fair value of trading contract additions and changes during the period	14.9	16.1
Fair value of contracts outstanding at Sept. 30	$0.7	$10.5

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As of Sept. 30, 2004, the sources of fair value of the energy trading and hedging net assets are as follows:

Trading Contracts

	Futures/Forwards
(Thousands of Dollars)	Source of Fair Value	Maturity Less Than 1 Year	Maturity 1 to 3 Years	Maturity 4 to 5 Years	Maturity Greater Than 5 Years	Total Futures/ Forwards Fair Value
NSP-Minnesota	(1)	$(750)	(330)			$(1,080)
	(2)	2,027	295			2,322
PSCo	(1)	466	—			466
	(2)	(706)	(115)			(821)
Total Futures/Forwards Fair Value		$1,037	$(150)			$887

	Options
(Thousands of Dollars)	Source of Fair Value	Maturity Less Than 1 Year	Maturity 1 to 3 Years	Maturity 4 to 5 Years	Maturity Greater Than 5 Years	Total Options Fair Value
NSP-Minnesota	(2)	$2				$2
PSCo	(2)	(189)				(189)
Total Options Fair Value		$(187)				$(187)

Hedge Contracts

	Futures/Forwards
(Thousands of Dollars)	Source of Fair Value	Maturity Less Than 1 Year	Maturity 1 to 3 Years	Maturity 4 to 5 Years	Maturity Greater Than 5 Years	Total Futures/ Forwards Fair Value
PSCo	(2)	$823				$823
Total Futures/Forwards Fair Value		$823				$823

	Options
(Thousands of Dollars)	Source of Fair Value	Maturity Less Than 1 Year	Maturity 1 to 3 Years	Maturity 4 to 5 Years	Maturity Greater Than 5 Years	Total Options Fair Value
NSP-Minnesota	(2)	$5,848				$5,845
NSP-Wisconsin	(2)	1,296				1,296
PSCo	(2)	18,469	1,060			19,529
Total Options Fair Value		$25,613	$1,060			$26,673

(1) — Prices actively quoted or based on actively quoted prices.

(2) — Prices based on models and other valuation methods. These represent the fair value of positions calculated using internal models when directly and indirectly quoted external prices or prices derived from external sources are not available. Internal models incorporate the use of options pricing and estimates of the present value of cash flows based upon underlying contractual terms. The models reflect management’s estimates, taking into account observable market prices, estimated market prices in the absence of quoted market prices, the risk-free market discount rate, volatility factors, estimated correlations of energy commodity prices and contractual volumes. Market price uncertainty and other risks also are factored into the model.

In the above tables, normal purchases and sales transactions have been excluded. The fair value of the hedge contracts include fair value adjustments reflected in Other Comprehensive Income, Regulatory Assets or Liabilities or Revenues on the Consolidated Statement of Operations.

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At Sept. 30, 2004, a 10-percent increase in market prices over the next 12 months for trading contracts would decrease pretax income from continuing operations by approximately $2.1 million, whereas a 10-percent decrease would increase pretax income from continuing operations by approximately $2.2 million.

6.  PSCo Quality of Service Plan — The PSCo quality of service plan (QSP) provides for bill credits to Colorado retail customers, if PSCo does not achieve certain operational performance targets. During the second quarter of 2004, PSCo filed its calendar year 2003 operating performance results for electric service unavailability, phone response time, customer complaints, accurate meter reading and gas leak repair time measures. PSCo did not achieve the 2003 performance targets for the electric service unavailability measure or the customer complaint measure. Additionally, PSCo filed revisions to its previously filed 2002 electric QSP results for the service unavailability measure. Based on the revised results, PSCo did not achieve the 2002 performance targets for the electric service unavailability measure, creating a bill credit obligation for 2002 and increasing the maximum bill credit obligation for subsequent years’ performance.

As of Dec. 31, 2003, PSCo had accrued an aggregate estimated bill credit obligation of $6.4 million for the 2002 and 2003 calendar years. Based on the updated information and filings discussed above, during the second quarter of 2004, PSCo increased its estimated bill credit liability for these years to $13.4 million. PSCo posted the bill credits to retail customer accounts in the third quarter of 2004.  For calendar year 2004, PSCo has evaluated its year to date performance under the QSP and has recorded an additional liability of $4.2 million for the nine months ended Sept. 30, 2004.  Under the electric QSP, the estimated maximum potential bill credit obligation for calendar 2004 performance is approximately $15.2 million, assuming none of the performance targets are met.

7.  California Refund Proceeding  — A number of parties purchasing energy in markets operated by the California Independent System Operator (California ISO) or the California Power Exchange (PX) have asserted prices paid for such energy were unjust and unreasonable and that refunds should be made in connection with sales in those markets for the period Oct. 2, 2000 through June 20, 2001.  PSCo supplied energy to these markets during this period and has been an active participant in the proceedings.  The FERC ordered an investigation into the California ISO and PX spot markets and concluded that the electric market structure and market rules for wholesale sales of energy in California were flawed and have caused unjust and unreasonable rates for short-term energy under certain conditions. The FERC ordered modifications to the market structure and rules in California and established an ALJ to make findings with respect to, among other things, the amount of refunds owed by each supplier based on the difference between what was charged and what would have been charged in a more functional market, i.e., the “market clearing price,” which is based on the unit providing energy in an hour with the highest incremental cost. The initial proceeding related to California’s demand for $8.9 billion in refunds from power sellers. The ALJ subsequently stated that after assessing a refund of $1.8 billion for power prices, power suppliers were owed $1.2 billion because the state was holding funds owed to suppliers. Because of the low volume of sales that PSCo had into California after this date, PSCo’s exposure is estimated at approximately $3.4 million, which is offset by amounts owed by the California ISO to PSCo in excess of that amount.

Certain California parties sought rehearing of this decision. Among other things, they asserted that the refund effective date should be set at an earlier date. They have based this request in part on the argument that the use by sellers of certain trading strategies in the California market resulted in unjust and unreasonable rates, thereby justifying an earlier refund effective date. The FERC subsequently allowed the purchasing parties to request from sellers, including PSCo, additional information regarding the market participants’ use of certain strategies and the effect those strategies may have had on the market. Based on the additional information they obtained, these purchasing entities argued to the FERC that use of these strategies did justify an earlier refund effective date. PSCo has estimated that the requested earlier effective date could increase PSCo’s refund exposure to approximately $17 million.  In October 2003, the FERC determined that the refund effective date should not be reset to an earlier date, and gave clarification how refunds should be determined

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for the previously set refund period.  Certain California parties appealed the FERC’s decision not to establish an earlier refund effective date to United States Court of Appeals for the Ninth Circuit.

In a related case certain California parties also appealed the FERC orders dismissing a complaint by the California Attorney General challenging market-based rates as inconsistent with the Federal Power Act.  The California Attorney General also argued that wholesale sellers, including PSCo, were violating their market-based rate authorizations by not reporting their market-based sales on an individual transaction basis.  Prior to a clarification of its rules, most sellers, including PSCo, reported their transactions on an aggregate basis.  On Sept. 9, 2004, the United States Court of Appeals for the Ninth Circuit issued an opinion rejecting the California Attorney General’s general challenge to market-based rates, but agreed with its challenge regarding the failure to report individual transactions.  It remanded the case to the FERC to consider action to take to address these failures and suggested that refunds would be appropriate.

8.  Fairhaven Power Company vs. Encana Corporation, et al. — On Sept. 14, 2004, a class action complaint was filed in the U.S. District Court for the Eastern District of California by Fairhaven Power Co. and subsequently served on Xcel Energy.  The lawsuit, filed on behalf of a purported class of natural gas purchasers, alleges that Xcel Energy falsely reported natural gas trades to market trade publications in an effort to artificially raise natural gas prices in California and engaged in a conspiracy with other sellers of natural gas to inflate prices.  Xcel Energy has not responded to the complaint. The case is in the early stages, there has been no discovery, and Xcel Energy intends to vigorously defend against these claims.

9.  Levee Station MGP Site (NSP-Minnesota)  — NSP-Minnesota’s High Bridge Plant coal yard is located on the site of the former Levee Station Manufactured Gas Plant (MGP).  In the 1990’s, the site was investigated and partially remediated at a cost of approximately $2.9 million.  In 2006, NSP-Minnesota plans to commence construction of the High Bridge Combined Cycle Generating Plant, as part of Metro Emissions Reduction Program (MERP), on the site of the Levee Station.  The construction of the new plant will require the removal of buried structures and soil and groundwater remediation.  Remediation activities will begin in 2005.  The cost of the additional remediation is estimated to be $4.5 million.

10.  PCB Storage and Disposal (SPS) — In August 2004, SPS received notice from the EPA contending SPS violated PCB storage and disposal regulations with respect to storage of a drained transformer and related solids.  The EPA contends the fine for the alleged violation is approximately $1.2 million.  SPS is contesting the fine and in discussions with the EPA.

11.  Lamb County Electric Cooperative (SPS) — On July 24, 1995, Lamb County Electric Cooperative, Inc. (LCEC) petitioned the PUCT for a cease and desist order against SPS alleging that SPS was unlawfully providing service to oil field customers in LCEC’s certificated area.  On May 23, 2003, the PUCT issued an order denying LCEC’s petition based on its determination that SPS was granted a certificate in 1976 to serve the disputed customers.  LCEC appealed the decision to the District Court in Travis County, Texas and on Aug. 12, 2004, the District Court affirmed the decision of the PUCT.  On Sept. 9, 2004, LCEC appealed the District Court’s decision to the Court of Appeals for the Third Supreme Judicial District of the State of Texas, which appeal is currently pending.  On Oct. 18, 1996, LCEC filed a suit for damages against SPS in the District Court in Lamb County, Texas, based on the same facts alleged in the petition for a cease and desist order at the PUCT.  This suit has been dormant since it was filed, awaiting a final determination at the PUCT of the legality of SPS providing electric service to the disputed customers.

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SCHEDULE 4.2

EVENTS AND DEVELOPMENTS SINCE DECEMBER 31, 2003

1.                                       See disclosure regarding the Borrower and its Subsidiaries in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC (the “2003 Form 10-K”) and the Borrower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (the “6/30/2004 Form 10-Q” and together with the 2003 Form 10-K, the “SEC Reports”).

2.                                       The following disclosure contains updated information with respect to certain of the matters discussed in the SEC Reports:

A.  Market Based Rate Authority Rule Proposal — On Oct. 6, 2004, FERC issued a notice of proposed rulemaking proposing to require electric utilities with market-based rates to file a “change in status report” regarding changes in transmission or generation ownership or operation that could affect eligibility for market-based rates.  The change, if adopted, is not expected to go into effect in 2004.

B.  Midwest ISO Transmission and Energy Markets Tariff (NSP Minnesota and NSP Wisconsin) — On Sept, 16, 2004, the FERC issued an order largely upholding the ALJ initial decision.  On Oct. 18, 2004, Xcel Energy requested rehearing of the FERC order, arguing the order erroneously required NSP-Minnesota and NSP-Wisconsin to be the financially responsible entity and noting several errors in the order.  A final decision is expected later in 2004.  On Aug. 6, 2004, after completion of the GFA hearings and submission of the ALJ report, the FERC issued its initial substantive order regarding the TEMT.  The FERC approved the TEMT and reaffirmed the March 1, 2005 effective date, but ordered various changes to the filed tariff.  On Sept. 7, 2004, numerous requests for rehearing were filed contesting various FERC decisions.  Implementation of a wholesale regional market using the locational marginal cost pricing and financial transmission rights is expected to provide a benefit to NSP-Minnesota and NSP-Wisconsin through a reduction in overall wholesale power costs. However, Xcel Energy opposes certain aspects of the TEMT as proposed, and believes the Midwest ISO should implement the new market mechanisms only after it demonstrates that it will protect reliability.  Xcel Energy cannot at this time estimate the total financial impact of the new market structure.  Xcel Energy also cannot predict at this time whether the numerous remaining issues will be resolved in time to allow the Midwest ISO market to commence on March 1, 2005, as proposed.

C.  Midwest ISO Long Term Pricing Proposals Filed (NSP Minnesota and NSP Wisconsin) — On Oct. 1, 2004, in response to 2002 and 2003 FERC orders requiring elimination of regional through-and-out rate surcharges (RTORs), two competing proposals were filed to establish term transmission pricing in the combined regions served by the Midwest ISO and PJM Interconnection, Inc. (PJM).  A number of transmission owners in the combined region, including NSP-Minnesota and NSP-Wisconsin, support the “Unified Plan” proposal, which would retain most aspects of existing Midwest ISO transmission rate design and make certain transition payments to utilities affected by elimination of the RTORs through 2008.  Other transmission owners, including American Electric Power Co. and Commonwealth Edison, support the competing Regional Pricing Plan (RPP) proposal, which would charge a greater share of transmission costs to utilities that are net importers of electricity.  The proposed changes would be effective Dec. 1, 2004.  On Sept. 27, 2004, the FERC also initiated a complaint proceeding under Section 206 of the Federal Power Act against all transmission owning utilities in the Midwest ISO and PJM regions, including NSP-Minnesota and NSP-Wisconsin, to establish a Dec. 1, 2004 refund date for its final decision on long term pricing.  Elimination of the RTOR is expected to reduce transmission revenues to NSP-Minnesota and NSP-Wisconsin by approximately $3 million per year.  The Unified Plan would required NSP-Minnesota and NSP-Wisconsin to contribute to transition payments of

1

approximately $750,000 in 2005.  The effect of the RPP proposal is not fully known at this time.  The FERC has indicated that it will act on the competing proposals before Dec. 1, 2004.

D.  California Refund Proceeding (PSCo) — In October 2003, the FERC determined that the refund effective date should not be reset to an earlier date, and gave clarification how refunds should be determined for the previously set refund period.  Certain California parties appealed the FERC’s decision not to establish an earlier refund effective date to United States Court of Appeals for the Ninth Circuit.  In a related case certain California parties also appealed the FERC orders dismissing a complaint by the California Attorney General challenging market-based rates as inconsistent with the Federal Power Act.  The California Attorney General also argued that wholesale sellers, including PSCo, were violating their market-based rate authorizations by not reporting their market-based sales on an individual transaction basis.  Prior to a clarification of its rules, most sellers, including PSCo, reported their transactions on an aggregate basis.  On Sept. 9, 2004, the United States Court of Appeals for the Ninth Circuit issued an opinion rejecting the California Attorney General’s general challenge to market-based rates, but agreed with its challenge regarding the failure to report individual transactions.  It remanded the case to the FERC to consider action to take to address these failures and suggested that refunds would be appropriate.

E.  Xcel Energy Inc. Shareholder Derivative Action — Edith Gottlieb vs. Xcel Energy Inc. et al; Essmacher vs. Brunetti; McLain vs. Brunetti — On July 12, 2004, the federal district court issued an order granting the defendants’ motion to dismiss the federal derivative lawsuit. Plaintiffs in the federal derivative lawsuit have appealed the federal court’s dismissal.

F.  Cornerstone Propane Partners, L.P., et al., vs. e prime, inc., et al. — In February 2004, defendants, including e prime, filed motions to dismiss.  In September 2004, the federal district court denied the motions to dismiss.

G.  Fairhaven Power Company vs. Encana Corporation, et al. — On Sept. 14, 2004, a class action complaint was filed in the U.S. District Court for the Eastern District of California by Fairhaven Power Co. and subsequently served on Xcel Energy.  The lawsuit, filed on behalf of a purported class of natural gas purchasers, alleges that Xcel Energy falsely reported natural gas trades to market trade publications in an effort to artificially raise natural gas prices in California and engaged in a conspiracy with other sellers of natural gas to inflate prices.  Xcel Energy has not responded to the complaint. The case is in the early stages, there has been no discovery, and Xcel Energy intends to vigorously defend against these claims.

H.  Company Owned Life Insurance  (PSCo) — Should the IRS ultimately prevail on this issue, tax and interest payable through Dec. 31, 2004, would reduce earnings by an estimated $317 million. In the third quarter of 2004, Xcel Energy received formal notification that the IRS will seek penalties.  If penalties (plus associated interest) are also included, the total exposure through Dec. 31, 2004, increases to approximately $380 million.  At Sept. 30, 2004, Xcel Energy estimates its annual earnings for 2004 would be reduced by $35 million, after tax, which represents 8 cents per share, if COLI interest expense deductions were no longer available. In late July 2004, the FASB discussed potential changes or clarifications in the criteria for recognition of tax benefits, which may result in raising the threshold for recognizing uncertain tax benefits.  The FASB has not issued any proposed guidance, but has indicated that it expects to in the fourth quarter of 2004.  Xcel Energy is unable to determine the impact or timing of any potential accounting changes required by the FASB, but such changes could have a material financial impact.

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SCHEDULE 4.6

LITIGATION

1.                                       See disclosure regarding the Borrower and its Subsidiaries (i) under the heading “UTILITY REGULATION — Pending Regulatory Proceedings” in Item 1 of the Borrower’s 2003 Form 10-K, (ii) under the heading “Legal Proceedings” in Item 3 of the Borrower’s 2003 Form 10-K and (iii) under the headings “Environmental Contingencies”, “Legal Contingencies” and “Other Contingencies” in Note 17 to Consolidated Financial Statements of the Borrower and its subsidiaries in the Borrower’s 2003 Form 10-K.

2.                                       See disclosure regarding the Borrower and its Subsidiaries (i) under the heading “Tax Matters” in Note 4 to Consolidated Financial Statements of the Borrower and its subsidiaries in the Borrower’s 6/30/2004 Form 10-Q, (ii) under the heading “Rates and Regulation” in Note 5 to Consolidated Financial Statements of the Borrower and its subsidiaries in the Borrower’s 6/30/2004 Form 10-Q and (iii) under the heading “Commitments and Contingent Liabilities” in Note 6 to Consolidated Financial Statements of the Borrower and its subsidiaries in the Borrower’s 6/30/2004 Form 10-Q.

3.                                       The following disclosure contains updated information with respect certain of the matters discussed in the SEC Reports:

A.  Commodity Futures Trading Commission Investigation — In January 2004, Xcel Energy and e prime reached a settlement agreement with the CFTC with respect to allegations that e prime submitted inaccurate information to industry publications. Without admitting or denying the CFTC’s findings, e prime agreed to pay $16 million to settle the matter. The CFTC order resolving the matter recognized Xcel Energy’s cooperation in the CFTCs investigation. Xcel Energy officials pledged to continue cooperating with the CFTC. Prior to the CFTC investigation, e prime had 32 employees. As a result of the investigation and Xcel Energy’s decision to exit the natural gas merchant business, e prime has severed all but four of its employees.  Xcel Energy cannot predict the outcome of any investigation the United States Attorney’s Office may conduct with respect to Xcel Energy, e prime, or former employees of e prime.

B.  Ashland Manufactured Gas Plant Site (NSP-Wisconsin) — On July 2, 2004, the WDNR sent NSP-Wisconsin an invoice for recovery of expenses incurred at the Ashland site between 1994 and March 2003 in the amount of $1.4 million.  On October 19, 2004, the WDNR, represented by the Wisconsin Department of Justice, filed a lawsuit in Wisconsin state court for reimbursement of past costs.  NSP-Wisconsin is reviewing the invoice to determine whether all costs charged are appropriate.  All appropriate insurance carriers have been notified of the WDNR’s invoice and will be invited to participate in any future efforts to address the WDNR’s actions. All costs paid are expected to be recoverable in rates.  In October 2003, NSP-Wisconsin initiated discussions with its insurers regarding the availability of insurance coverage for costs associated with the remediation of four former MGP sites located in Ashland, Chippewa Falls, Eau Claire, and LaCrosse, Wis..  In lieu of participating in discussions, two of NSP-Wisconsin’s insurers, St. Paul Fire & Marine Insurance Co. and St. Paul Mercury Insurance Co., commenced litigation against NSP-Wisconsin in Minnesota state district court.  In November 2003, NSP-Wisconsin commenced suit in Wisconsin state circuit court against St. Paul Fire & Marine Insurance Co. and its other insurers.  Subsequently, the Wisconsin court denied the insurers’ motion to stay the Wisconsin case pending resolution of the Minnesota action.  No trial date has been set in either proceeding.  The PSCW has established a deferral process whereby clean-up costs associated with the remediation of former MGP sites are deferred and, if approved by the PSCW, recovered from ratepayers.  Carrying charges associated with these clean-up costs are not subject to the deferral process and are paid by shareholders.  Any insurance proceeds received by NSP-Wisconsin will operate as a credit to

1

ratepayers, therefore, these lawsuits should not have an impact on shareholders, and no accruals have been made.

C.  Lamb County Electric Cooperative (SPS) — Lamb County Electric Cooperative, Inc. (LCEC) appealed the decision to the District Court in Travis County, Texas and on Aug. 12, 2004, the District Court affirmed the decision of the PUCT.  On Sept. 9, 2004, LCEC appealed the District Court’s decision to the Court of Appeals for the Third Supreme Judicial District of the State of Texas, which appeal is currently pending.  On Oct. 18, 1996, LCEC filed a suit for damages against SPS in the District Court in Lamb County, Texas, based on the same facts alleged in the petition for a cease and desist order at the PUCT.  This suit has been dormant since it was filed, awaiting a final determination at the PUCT of the legality of SPS providing electric service to the disputed customers.

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SCHEDULE 4.7

OWNERSHIP OF PROPERTIES

Other than those assets disposed of in the ordinary course of business, Borrower and/or its Significant Subsidiaries have disposed of the following material assets since June 30, 2004:

1.                                       On October 25, 2004, Xcel Energy Argentina Inc. (Xcel Argentina), a wholly owned subsidiary of Xcel Energy International, closed on the sale of capital stock of Electrica del Sur S.A. and Energia del Sur S.A., which has as its primary asset a gas/oil-fired generating facility in the Province of Chubut, Argentina to Patagonia Energy Ltd.

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SCHEDULE 7.2

EXISTING LIENS

Public Service Company of Colorado (PSCo)

1.                                       Liens created under the Indenture, dated as of December 1, 1939, between PSCo and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), a national banking association, as successor trustee, to Morgan Guarantee Trust Company of New York, as supplemented and amended from time to time, which is a Lien on all assets of PSCo, whether now owned or hereafter acquired.

2.                                       Liens created under the Indenture, dated as of October 1, 1993, between PSCo and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), a national banking association, as successor trustee, to Morgan Guarantee Trust Company of New York, as supplemented and amended from time to time, which is a Lien on all assets related to PSCo’s electric utility business, now owned or hereafter acquired.

3.                                       Capital Lease between Young Gas Storage Company and PSCo dated as of June 1995 for the lease of a gas storage facility.  The lease will expire in May 2025.

4.                                       Capital Lease between WYCO and PSCo dated as of December 1999 for the lease of a natural gas pipeline.  The lease will expire in November 2029.

Cheyenne Light, Fuel and Power Company (CLF&P)

1.             Liens created under the Indenture, dated as of March 1, 1948, between CLF&P and Wells Fargo Bank West, N.A., formerly Norwest Bank Colorado, as trustee, as supplemented and amended from time to time, which is a Lien on all assets of CLF&P, whether now owned or hereafter acquired.

Northern States Power (NSP-MN)

1.                                       Liens created under the Indenture, dated as of February 1, 1937, between NSP-MN and BNY Midwest Trust Company, as successor trustee to Harris Trust and Savings Bank, as supplemented and amended from time to time, which is a Lien on all property, real, personal and mixed now owned or hereafter acquired or to be acquired.

2.                                       Liens created under the Supplemental and Restated Trust Indenture dated May 1, 1988 between NSP-MN and BNY Midwest Trust Company, as successor trustee to Harris Trust and Savings Bank, as supplemented and amended from time to time, which is a Lien on all assets property, real, personal and mixed now owned or hereafter acquired or to be acquired.

Northern States Power (NSP-WI)

1.                                       Liens created under the Supplemental and Restated Trust Indenture, dated as of March 1, 1991, between NSP-WI and U.S. Bank National Association, as successor trustee, as supplemented and amended from time to time, which is a Lien on all property, real, personal and mixed now owned or hereafter acquired or to be acquired.

1

EXHIBIT A

FORM OF
CLOSING CERTIFICATE

Pursuant to Section 5.1(g) of the Credit Agreement, dated as of November 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of the Borrower hereby certifies as follows:

1.          The representations and warranties of the Borrower set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.          _________________________ is the duly elected and qualified [Corporate Secretary] of the Borrower and the signature set forth for such officer below is such officer’s true and genuine signature.

3.          No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Revolving Loans to be made on the date hereof and the use of proceeds thereof.

4.          The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.

5.          There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Borrower.

The undersigned [Corporate Secretary] of the Borrower certifies as follows:

6.          The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7.          Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower on ___________________, 2004; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.

8.          Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof.

9.          Attached hereto as Annex 3 is a true and complete copy of the Articles of Incorporation of the Borrower as in effect on the date hereof.

10.                                 The following persons are now duly elected and qualified officers of the Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Borrower each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: [Corporate Secretary]

Date: November , 2004

EXHIBIT B

FORM OF
ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of November 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1.                                       The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the credit facility contained in the Credit Agreement in a principal amount as set forth on Schedule 1 hereto.

2.                                       The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.                                       The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.13(d) of the Credit Agreement.

4.                                       Subject to obtaining all necessary consents on or prior to such date, the effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Assumption and receipt of all necessary consents, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.                                       Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to the Effective Date and to the Assignee for amounts, which have accrued subsequent to the Effective Date.

6.                                       From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7.                                       This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1 to Assignment and Assumption
with respect to the Credit Agreement, dated as of November 4, 2004, among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto the Documentation Agent and Syndication Agent named therein
and JPMorgan Chase Bank, as Administrative Agent

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned: $

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

JPMorgan Chase Bank, as Administrative Agent(1)	Xcel Energy Inc.(2)

By:	By:
Title:	Title:

, as an Issuing Lender(3)

By:
Title:

(1)  Consent of Administrative Agent required for each assignment.

(2)  Consent of Borrower required for each assignment unless (x) assignment is to a Lender or Eligible Assignee or (y) an Event of Default has occurred and is continuing.

(3)  Consent of each Issuing Lender required for each assignment.

EXHIBIT C

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of November 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                          (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.13(d) of the Credit Agreement.  The Non-U.S. Lender hereby represents and warrants that:

1.  The Non-U.S. Lender is the sole record and beneficial owner of the Revolving Loans in respect of which it is providing this certificate.

2.  The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.  The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4.  The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT D

FORM OF ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 4, 2004 (the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Revolving Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(Name of Lender)

By:
Name:
Title:

Dated as of November , 2004

EXHIBIT E-1

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT, dated                          , to the Credit Agreement, dated as of November 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H :

 WHEREAS, the Credit Agreement provides in Section 2.1(c) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.  The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Commitment of $                             .

2.  The undersigned (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.13(d) of the Credit Agreement.

3.  The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[insert notice address]

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By
Name:
Title:

Accepted this              day of

                         ,          .

XCEL ENERGY INC.

By
Name:
Title:

Accepted this          day of

                       ,         .

JPMORGAN CHASE BANK, as Administrative Agent

By
Name:
Title:

Exhibit E-2

FORM OF INCREASED REVOLVING COMMITMENT ACTIVATION NOTICE

To:                              JPMORGAN CHASE BANK, as Administrative Agent

Reference is hereby made to the Credit Agreement, dated as of November 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This notice is the Increased Revolving Commitment Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1.                                       Each Lender party hereto agrees to make or increase the amount of its Revolving Commitment to the amount set forth opposite such Lender’s name below under the caption “Increased Revolving Commitment Amount”.

2.                                       The Increased Revolving Commitment Closing Date is             .(1)

3.                                       The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist after giving effect to the increase specified herein.

XCEL ENERGY INC.

By:
Name:
Title:

Increased Revolving Commitment Amount	[NAME OF LENDER]

$
By:
Name:
Title:

(1)  No later than the fourth anniversary of the Closing Date.

EXHIBIT F-1

FORM OF EXTENSION REQUEST(1)

                     , 200

JPMorgan Chase Bank, as Administrative Agent

Reference is made to the Credit Agreement, dated as of November 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.17(a) of the Credit Agreement, the Borrower hereby requests that the Lenders extend the Revolving Termination Date now in effect by a period of one year, to November 4, 2010.

Very truly yours,

XCEL ENERGY INC.

By
Name:
Title:

(1)  Extension Request may be given no earlier than the first anniversary of the Closing Date and no later than 45 days prior to the Revolving Termination Date then in effect.

EXHIBIT F-2

FORM OF CONTINUATION NOTICE(1)

                  , 200

JPMorgan Chase Bank, as Administrative Agent

Reference is made to the Credit Agreement, dated as of November 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xcel Energy Inc. (the “Borrower”), the Lenders party thereto, the Documentation Agent and Syndication Agent named therein and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned Lender is delivering this Continuation Notice in response to the Extension Request dated                      , 200  .  Pursuant to Section 2.17(a) of the Credit Agreement, the undersigned Lender hereby consents, in its sole discretion, to the extension of the Revolving Termination Date to November 4, 2010, as requested by the Borrower in the Extension Request.

Very truly yours,

[NAME OF LENDER]

By
Name:
Title:

(1)  Continuation Notice must be received by the Administrative Agent no later than 20 days prior to the then applicable Revolving Termination Date.  Any Lender that fails to submit a Continuation Notice by such date shall be deemed not to have consented to the requested extension and shall constitute a Non-Extending Lender.